Exhibit (a)(5)(D)
Spark Energy Announces Final Results of Its Tender Offer
HOUSTON, June 19, 2020 (ACCESSWIRE) – Spark Energy, Inc. (NASDAQ: SPKE; SPKEP) (including its subsidiaries, “we,” “our,” “us,” “Spark” or the “Company”) announced today the final results of its tender offer to purchase up to 1,000,000 shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock” or the “shares”), at a purchase price of $22.00, in cash, less applicable withholding taxes and without interest. The offer expired at 11:59 p.m., New York City time, on Tuesday, June 16, 2020.
Spark has accepted for purchase 36,827 shares of the Series A Preferred Stock at a purchase price of $22.00 per share, for an aggregate purchase price of approximately $810,194. These shares represented approximately 1% of the Company’s outstanding Series A Preferred Stock as of June 18, 2020.
Based on the final tabulation by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, approximately 36,827 shares of the Series A Preferred Stock were properly tendered and not properly withdrawn.
The depositary will promptly issue payment for the shares properly tendered and accepted for purchase and will return all other shares tendered.
Spark may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to holders of Series A Preferred Stock than, the terms of the offer. Whether Spark makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors Spark considers relevant.
MacKenzie Partners, Inc. acted as the information agent for the tender offer. American Stock Transfer & Trust Company, LLC is the depositary for the tender offer.
NEWS RELEASE FOR INFORMATIONAL PURPOSES ONLY
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s Series A Preferred Stock. The offer was made solely by the Offer to Purchase and the related Letter of Transmittal, as amended or supplemented.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this release and may include statements about expected impacts of COVID-19, business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•
potential risks and uncertainties relating to the ultimate impact of COVID-19, including the geographic spread, the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, and the potential negative impacts of COVID-19 on the global economy and financial markets;

•	changes in commodity prices;

•	the sufficiency of risk management and hedging policies and practices;

•	the impact of extreme and unpredictable weather conditions, including hurricanes and other natural disasters;

•	federal, state and local regulation, including the industry's ability to address or adapt to potentially restrictive new regulations that may be enacted by public utility commissions;

•	our ability to borrow funds and access credit markets;

•	restrictions in our debt agreements and collateral requirements;

•	credit risk with respect to suppliers and customers;

•	changes in costs to acquire customers as well as actual attrition rates;

•	accuracy of billing systems;

•	our ability to successfully identify, complete, and efficiently integrate acquisitions into our operations;

•	significant changes in, or new charges by, the ISOs in the regions in which we operate;

•	competition; and

•	the “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Reports on Form 10-Q, and other public filings and press releases.
You should review the risk factors and other factors noted throughout or incorporated by reference in this release that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
ABOUT SPARK ENERGY
Spark Energy, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 94 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Spark Energy Investor Relations website at ir.sparkenergy.com. Investors are urged to monitor our website regularly for information and updates about the Company.
Contact: Spark Energy, Inc.
Investors:
Mike Barajas, 832-200-3727
Media:

Kira Jordan, 832-255-7302